UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
 Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 31, 2002
Date of Report (Date of earliest event reported)

BB&T Corporation
 (Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

This Form 8-K has 2 pages.

ITEM 5.    OTHER EVENTS

     The purpose of this Current Report on Form 8-K is to announce the termination of a definitive agreement for BB&T to acquire FloridaFirst Bancorp, Inc. of Lakeland, Florida.

BB&T and FloridaFirst Bancorp terminate merger agreement — BB&T to file for regulatory clearance for offer

          WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) and FloridaFirst Bancorp Inc. (NASDAQ: FFBK) jointly announced that the agreement entered into on October 2, 2002 has been terminated in response to comments received from the Office of Thrift Supervision (OTS).

          As previously disclosed, the merger transaction was subject to regulatory approval. The institutions were notified by the OTS that prior approval to enter into a merger agreement by the agency was necessary under OTS regulations concerning the acquisition of a saving and loan holding company within three years of a conversion from mutual to stock form. FloridaFirst, whose thrift subsidiary converted to stock form and reorganized into a mutual holding company structure in April 1999, completed its second stage conversion to a full stock company in December 2000.

          “We are disappointed with this result, but accept the OTS position on this matter, and we are taking the necessary steps to comply with it,” said John A. Allison, BB&T’s chairman and chief executive officer. “We hope to be in a position to pursue a transaction assuming receipt of OTS approval.” BB&T plans to file the required application by Monday to seek approval from the OTS.

          “We at FloridaFirst were committed to the proposed transaction with BB&T. We believe that this transaction was in the best interests of our employees, customers and shareholders and hope that we will be able to pursue a transaction following receipt by BB&T of OTS approval,” said Greg Wilkes, president and chief executive officer of FloridaFirst.

          Under its regulations, the OTS has 30 days to act on the required application once it deems the application complete. The agency may ask for additional information once the initial application is filed. The overall process may take up to 90 days or longer to complete. While the OTS has approved applications of this type in the past, there is no assurance as to whether or when this application will be approved.

          Lakeland-based FloridaFirst has $812 million in assets and operates 18 offices in a four county area of Central Florida.

          Winston-Salem-based BB&T Corporation, with $78.2 billion in assets as of Sept. 30, operates more than 1,100 banking offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Florida, Alabama, Indiana and Washington, D.C.

_________________

          This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections.

          Factors that could affect these forward-looking statements include the timing of the filing of BB&T’s section 563b.525 application and the administrative discretion of the OTS in processing and approving or denying, the application. Neither BB&T nor FloridaFirst undertakes any obligation to revise these statements following the date of this press release.

          BB&T’s news releases are available at no charge through PR Newswire’s Company News On-Call facsimile service. For a menu of BB&T’s news releases or to retrieve a specific release call 1-800-758-5804, extension 809325. FloridaFirst’s news releases are available at no charge through FloridaFirst’s Website at www.floridafirstbank.com.

S  I  G  N  A  T  U  R  E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                           BB&T CORPORATION
                                                                           (Registrant)

                                                                           By: /S/ SHERRY A. KELLETT

                                                                           Sherry A. Kellett
                                                                           Senior Executive Vice President and Controller
                                                                           (Principal Accounting Officer)

Date: October 31, 2002